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                                                                      Exhibit 23



                        Consent of Independent Auditors


We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-36671) pertaining to the 1996 Amended and Restated Employee Stock Option Plan and the 1996 Employee Stock Purchase Plan of Matrix Capital Corporation of our report dated March 6, 1998, except for Note 18, as to which the date is March 25, 1998, with respect to the consolidated financial statements of Matrix Capital Corporation as of December 31, 1996 and 1997 and for each of the three years in the period ended December 31, 1997 included in the Form 10-K for the year ended December 31, 1997.


                                         /s/ ERNST & YOUNG LLP
                                         ---------------------
Phoenix, Arizona
March 25, 1998